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                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

                  FINAL TERMS NO. 1722 DATED 20 SEPTEMBER 2007

                         QUEENSLAND TREASURY CORPORATION

                     ISSUE OF $ 7,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2017,
     CURRENTLY TOTALING A$968,895,000 (A$ 968,895,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

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1.        Issuer:                    Queensland Treasury Corporation

    (i)

    (ii)  Guarantor:                 The Treasurer on behalf of the Government of Queensland

2.        Benchmark line:            2017
                                     (to be consolidated and form a single
                                     series with QTC 6% Global A$ Bonds due 14
                                     September, 2017, ISIN US748305BG31)

3.        Specific Currency or       AUD ("A$")
          Currencies:

4.  (i)   Issue price:               96.697%

    (ii)  Dealers' fees and          No fee or commission is payable in respect
          commissions paid by        of the issue of the bond(s) described in
          Issuer:                    these final terms (which will constitute a
                                     "pricing supplement" for
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                                     purposes of any offers or sales in the
                                     United States or to U.S. persons). Instead,
                                     QTC pays fees and commissions in accordance with the procedure described in the QTC
                                     Offshore and Onshore Fixed Interest
                                     Distribution Group Operational Guidelines.

5.        Specified Denominations:   A$1,000

6.  (i)   Issue Date:                21 September 2007

    (ii)  Record Date (date on and   6 March/6 September. Security will be
          from which security is     ex-interest on and from 7 March/7 September
          Ex-interest):

    (iii) Interest Payment Dates:    14 March/14 September

7.        Maturity Date:             14 September 2017

8.        Interest Basis:            6 percent Fixed Rate

9.        Redemption/Payment         Redemption at par
          Basis:

10.       Change of Interest Basis   Not Applicable
          or Redemption/Payment
          Basis:

11. (i)   Status of the Bonds:       Senior and rank pari passu with other
                                     senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:   Senior and ranks pari passu with all its
                                     other unsecured obligations

12.       Method of distribution:    Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.       Fixed Rate Note
          Provisions Applicable

    (i)   Rate(s) of Interest:       6 percent per annum payable semi-annually
                                     in arrears

    (ii)  Interest Payment           14 March and 14 September in each year up
          Date(s):                   to and including the Maturity Date

    (iii) Fixed Coupon Amount(s):    A$30 per A$1,000 in nominal amount

    (iv)  Determination Date(s):     Not Applicable

    (v)   Other terms relating to    None
          the method of
          calculating
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          interest for Fixed Rate
          Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.       Final Redemption Amount:   A$1,000 per bond of A$1,000 Specified
                                     Denomination (N.B. If the Final Redemption
                                     Amount is different from 100% of the
                                     nominal value the Notes will be derivative securities for the purposes of the Prospectus Directive and the requirements of Annex XII to the Prospectus Directive
                                     Regulation will apply and the Issuer will prepare and publish a supplement to the prospectus supplement)

15.       Early Redemption           Not Applicable
          Amount(s) payable on
          redemption for taxation
          reasons or on event of
          default and/or the
          method of calculating
          the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.       Form of Bonds:             Permanent Global Note not exchangeable for
                                     Definitive Bonds

17.       Additional Financial       Not Applicable
          Centre(s) or other
          special provisions
          relating to Payment
          Dates:

18.       Talons for future          No
          Coupons or Receipts to
          be attached to
          Definitive Bonds (and
          dates on which such
          Talons mature):

19.       Other terms or special     Not Applicable
          conditions:

                                  DISTRIBUTION

20. (i)   If syndicated, names and   Not Applicable
          addresses of Managers
          and underwriting
          commitments:

    (ii)  Date of Dealer             20 September 2007
          Agreement:

    (iii) Stabilizing Manager(s)     Not Applicable
          (if any):
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21.       If non-syndicated, name    Macquarie Bank Ltd
          and address of relevant    No. 1 Martin Place
          Dealer:                    SYDNEY NSW 2000

22.       Whether TEFRA D or         TEFRA Not Applicable
          TEFRA C rules applicable
          or TEFRA rules not
          applicable:

23.       Additional selling         Not Applicable
          restrictions:
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LISTING APPLICATION

     These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

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1.    LISTING AND ADMISSION TO TRADING

(i)   Listing:                       Bourse de Luxembourg.

(ii)  Admission to trading:          Application has been made for the bonds to
                                     be admitted to trading on the regulated
                                     market of the Bourse de Luxembourg with
                                     effect from the Issue Date.

2.    RATINGS

      Ratings:                       The bonds to be issued have been rated:

                                     S&P:     AAA
                                     Moody's: Aaa

                                     An obligation rated 'AAA' by S&P has the
                                     highest credit rating assigned by Standard
                                     & Poor's. The obligor's capacity to meet
                                     its financial commitment on the obligation
                                     is extremely strong.
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                                     Obligations rated Aaa by Moody's are judged
                                     to be of the highest quality with minimal credit risk.

                                     A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:         See "Use of Proceeds" section in the
                                     prospectus supplement.

(ii)  Estimated net proceeds:        Not Applicable.

(iii) Estimated total expenses:      Not Applicable.

5.    YIELD

      Indication of yield:           6.47%

                                     Calculated as 7 basis points less than the yield on the equivalent A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond Facility on the Trade Date.

                                     The yield is calculated on the Trade Date on the basis of the Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                     US748305BG31

(ii)  Common Code:                   027594204

(iii) CUSIP Code:                    748305BG3

(iv)  Any clearing system(s) other   Not Applicable
      than Depositary Trust
      Company, Euroclear Bank
      S.A./N.V. and Clearstream
      Banking, societe anonyme and
      the relevant identification
      number(s):

(v)   Delivery:                      Delivery free of payment

(vi)  Names and addresses of         Not Applicable
      additional Paying Agent(s)
      (if any):
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